Gold Rock Holdings, Inc.

Director/ Chief Financial Officer/ Secretary

Compensation

AGREEMENT

This Director, Chief Financial Officer/ Secretary (DCFOS) Compensation Agreement (this “Agreement”) is made as of the 2nd day of January, 2026 by and among Gold Rock Holdings, Inc., a Nevada Corporation, having its principal place of business at 2020 General Booth Blvd., Unit 230 Virginia Beach, VA 23454 (“Company”), and Richard Kaiser Director, Chief Financial Officer/ Secretary, and is made in light of the following recitals which are a material part hereof.

Recital: DCFOS is a business professional with an extensive background in account management, contract administration, public relations, acquisitions, staff management, team building, corporate strategy, contract negotiation, corporate finance, construction management, growth strategy, and public company management.

NOW THEREFORE, for and in consideration of good and valuable consideration, in hand paid, including, but not limited to, the mutual promises set forth herein, the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereby agree as follows:

1.

Recitals Govern.  The parties desire to enter into this agreement for purposes of carrying out the above recitals and intentions set forth above, and this Agreement shall be construed in light thereof.

2.

Stock only for Services.  The parties desire to memorialize their agreement to adhere to Securities Act Release No. 33-7646, dated February 26, 1999, regarding registration of securities on Form 144 Rule 4.2 Section 4(2), incorporated herein by reference.  No duty, obligation, engagement, or other thing imposed on either the Company or the DCFOS hereunder shall be construed to impose any duty, obligation, or other engagement in violation of the letter or spirit of said release.

3.

Services.  The DCFOS agreed to provide services to the Company during the “Term” (as hereinafter defined).  DCFOS agrees to provide such information, evaluation, and analysis, in accordance with Services, as will assist in maximizing the effectiveness of GRHI’s business model both relative to its business model and to its present and contemplated capital structure.  The DCFOS shall personally provide services, and the Company understands that the services to be provided shall be at least 30 hours per week and that the DCFOS will be engaged in other business and consulting activities during the term of this Agreement that are not related to Gold Rock Holdings, Inc. (GRHI). These services are in addition set forth in Schedule A attached hereto.

3. a       Conflicts.  The Company waives any claim of conflict and acknowledges that DCFOS has owned and continues to own and has consulted with interests in competitive businesses.

3. b       Confidential Information.  The DCFOS agrees that any information received by the DCFOS during any furtherance of the obligations in accordance with this contract, which concerns the personal, financial, or other affairs of the company, will be treated by the DCFOS in full confidence and will not be revealed to any other persons, firms, or organizations.  In connection herewith, DCFOS and the Company have entered into the Confidentiality Agreement attached hereto as Schedule B.

3. c

Role of Director.  The Company director is mainly responsible for ensuring that the company's strategic objectives and plans, once set, are met. Analyzing and monitoring the progress of its employees towards achieving the objectives and targets set and participating in Board of Directors meetings and directives.

3.d        Role of CFO.  A Chief Financial Officer (CFO) is the senior executive responsible for managing the financial actions of a company. The CFO's duties include tracking cash flow and financial planning, analyzing the company's financial strengths and weaknesses, and proposing corrective actions.

3.e       Role of Secretary. The corporate Secretary manages all aspects of the board of directors and committee meetings, including developing agendas and arranging meeting logistics. They attend the meetings and ensure minutes are recorded. They also manage annual shareholders' meetings.

3.e

Liability.  With regard to the services to be performed by the Director, Chief Financial Officer/ Secretary (DCFOS) pursuant to this Agreement, the DCFOS shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Company, for any acts or omissions in the performance of services on the part of the DCFOS or on the part of the agents or Chairman’s of the Chairman, except when said acts or omissions of the DCFOS are due to willful misconduct or gross negligence.  The Company shall hold the DCFOS free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the DCFOS and the DCFOS is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

4.

Term.  The term of this Agreement shall commence January 2, 2026, and shall continue for a period of Six Months (6) from that date, unless sooner terminated as provided herein.  It is understood that this Agreement shall not automatically renew for another 6 months (six) and no obligation to renew is implied, notwithstanding continued efforts to fulfill terms and conditions that remain incomplete as of the termination of this Agreement. This Agreement and the duties and obligations of the DCFOS may be terminated by either party giving thirty (30) days' prior written notice to the other, but the compensation to the end of the contract and any previously incurred and approved expenses shall be deemed earned by and due to the Director, Chief Financial Officer/ Secretary (DCFOS). Or termination through majority shareholder votes on early termination. At the end of the agreement, June 30, 2026, the parties agree that Richard Kaiser may continue under this contract on a month-to-month basis, with 30 days' notice of discontinuation, and that all payment terms and conditions agreed to in the agreement will remain in effect. Or another longer-term contract may be entered into at the end of this agreement.

5.

Compensation.  In consideration of the execution of the Agreement, and the performance of his obligations hereunder, and in lieu of cash compensation, the DCFOS shall receive a fee of Thirty Seven Thousand Five Hundred Dollars US ($37,500.00) for the six-month (6) ( $6,250 per month), for services rendered, payable in new common S3, S8, (dependent upon registration availability), restricted shares, cash, or combination of cash and shares of Gold Rock Holdings, Inc. (hereinafter, the “Share”).   Payments are to be made monthly, depending on the company's financial situation. If payment in shares or portions as such, shares are to be issued at the stock's closing price on the day of issuance.   If by Restricted Shares, as per the agreement between the Company and DCFOS, the parties agree to the issuance of shares for services for a six-month (6)  term of this contract to be issued in full within 30 days of this agreement, based on GRHI’s closing stock price on the day of issuance; both parties must agree in writing to share issuances.

DCFOS agrees to pay certain reasonable cash expenses for the Company, as warranted, not to exceed Five Thousand Dollars US ($2,000.00) in during the 6-months, and these payments made by DCFOS on behalf of GRHI shall be in addition to the above compensation calculation and paid with cash and/or 144 - restricted or S-8 shares within 30-days of receipts justifying payment(s).

6.

Expenses.  The Company shall pay or reimburse the DCFOS for all reasonable travel, business, and miscellaneous expenses incurred in performing its duties under this Agreement, subject to prior approval (as per paragraph #5 above).

7.

Control as to Time, Place, and Manner where Services Will Be Rendered.  It is anticipated that the DCFOS will spend up to 40 hours per week fulfilling its obligations under this Agreement.  The amount of time may vary from day to day or week to week.  The DCFOS shall not be entitled to any additional compensation except where the DCFOS performs more than 60 hours, subject to the prior written approval of the Company.  If additional work is approved, the DCFOS will submit an itemized statement setting forth the time spent and services rendered, and the Company will pay the amounts due as indicated by statements submitted within thirty (30) days of receipt. Both the Company and the DCFOS agree to act as independent contractors in performing the duties under this Agreement.  The DCFOS will perform most services in accordance with this Agreement at a location and at times chosen in his discretion.  The Company may, from time to time, request that DCFOS arrange for the services of others, but DCFOS shall choose and contract with the same.  The DCFOS cannot employ others without the Company's prior authorization.  Accordingly, the DCFOS shall be responsible for payment of all taxes, including Federal, State, and local taxes arising out of the position’s activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, unemployment insurance taxes, and other taxes or business license fees as required.  Except as otherwise may be agreed, the DCFOS shall always be an independent contractor, rather than a co-venture, agent, or representative of the Company.

8.

Representations and Warranties.  The Company represents and warrants that (1) the shares being issued and/or sold pursuant to agreement are authorized to be issued by the Company; (ii) The Company has full right, power, and corporate authority to execute and enter into this Agreement, and to execute all underlying documents and to bind such entity to the terms and obligations hereto and to the underlying documents and to deliver the interests and consideration conveyed thereby, same being authorized by power and authority vested in the party signing on behalf of the Company; (iii) the Company has and will have full right, power, and authority to sell, transfer, and deliver the shares being issued and/or sold pursuant to option; (iv) the Company has no knowledge of any adverse claims affecting the subject shares and there are no notations of any adverse claims marked on the certificate for same; and (v) upon receipt, DCFOS or his nominee will acquire the shares being issued and/or sold pursuant to option, free and clear of any security interests, mortgage, adverse claims, liens, or encumbrances of any nature or description  whatsoever, subject only to matters pertaining to the sale of securities generally including but not limited to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any state, rule, or regulation relating to the sale of securities (collectively, “Securities Laws”).  If DCFOS accepts shares not yet subject to a valid registration statement, DCFOS represents and warrants to the Company that it will acquire the same for investment and not with a view to the sale or other distribution thereof and will not at any time sell, exchange, transfer, or otherwise dispose of the same under circumstances that would constitute a violation of Securities Laws.

Each party acknowledges the creation, modification and/or transfer of securities and represents and warrants to all others that it has reviewed the transaction with counsel and that no registration or representations are required and that all rights of recourse or rescission resulting from such transfer to the extent permitted by law, are waived and each party represents and warrants to all others that no marketing of securities to the public has occurred.  Each of the warranties, representations, and covenants, contained in this Agreement by any party thereto shall be continuous and shall survive the delivery of DCFOS Services, the Compensation, and the termination of this Agreement.

9.

Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof.  For that purpose and the resolution of any claim hereunder, the parties hereto consent to the jurisdiction and venue of an appropriate court located in the Commonwealth of Virginia, where Mr. Kaiser and the Company’s office are based.  If litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court, and all other expenses, whether taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.  In such an event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year after the date the cause(s) of action accrued, regardless of whether damages were otherwise as of said time calculable.

10.

 Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered by Facsimile or delivered personally to the address written above or to such other address of which the addressee shall have notified the sender in writing.  Notices mailed in accordance with this section shall be deemed given when mailed.

11.

 Binding Effect, Assignment and Succession.  All covenants and agreements contained in this Agreement by or on behalf of any parties hereto shall bind and inure to the benefit of his, her or its respective heirs, personal representatives, successors, and assigns, whether so expressed or not.  Except for assignment of the options as provided above, no party to this Agreement may, however, assign its rights hereunder or delegate its obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto.

12.

 Entire Agreement and Interpretation.  This Agreement, including any exhibits and schedules hereto, constitutes and contains the entire agreement of the Company and the DCFOS with respect to the provision of DCFOS Services and Compensation and supersedes any prior agreement by the parties, whether written or oral.  It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.  The waiver of a breach of any term or condition of this Agreement must be written and signed by the party sought to be charged with such waiver, and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia without regard to its rules and laws regarding conflicts of laws, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in the Commonwealth of Virginia over any action or proceeding arising out of or relating to this Agreement.  The parties hereto further waive any objection to venue in the State of Delaware and any objection to an action or proceeding in the same based on forum non-convenes.

13.

 Miscellaneous.  The section headings contained in this Agreement are inserted as a matter of convenience and shall not be considered in interpreting or construing this Agreement.  This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.  Time is of the essence of this Agreement and the obligations of the parties hereto.

IN WITNESS WHEREOF, the Company and the Director/ Chief Financial Officer/ Secretary have executed this Agreement as of the day and year first written above.

Company:

                                                       Individually and as Director/ Chief Financial Officer/ Secretary (DCFOS):

/s/Marcus Dailey                                                   /s/ Richard Kaiser

Marcus Dailey                                                      Richard Kaiser

Director/CEO                                                       Director/ Chief Financial Officer/ Secretary

SCHEDULE “A” TO COMPENSATION AGREEMENT

Schedule of Services and Deliverables

Director, Chief Financial Officer/ Secretary (DCFOS) shall provide the following Strategic Services:

The Director, Chief Financial Officer/Secretary (DCFOS), agrees to assume all necessary compliance responsibilities and to provide necessary guidance and expertise.

SCHEDULE “B” TO COMPENSATION AGREEMENT

Confidentiality Agreement

This Confidentiality Agreement (hereafter, this “Agreement”) is made as of the 1st day of January 2026, by Gold Rock Holdings, Inc. a Nevada Corporation, having its principal place of business at 2020 General Booth Blvd, Unit 230, Virginia Beach, VA, 23454 (“Company”), and Richard Kaiser (“DCFOS”). Given that the Company and Director, Chief Financial Officer/ Secretary (DCFOS) each desire to make certain confidential information concerning the Company, its technology, its investments, its marketing strategies, its capitalization and finances and its business as well as similar confidential information lawfully possessed by the Director, Chief Financial Officer/ Secretary (DCFOS) (collectively, the “Information”) for purposes agreed to be legitimate and the Company and DCFOS each agree to hold such Information confidential pursuant to the terms of this Agreement, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged and with the intent to be legally bound hereby, the Company and the DCFOS agree as follows:

1.

The Information includes, but is not limited to, (i) all information on the Company, (ii) any and all data and information given or made available to the Director, Chief Financial Officer/ Secretary (DCFOS)  by the Company for evaluation purposes, whether written or in machine-readable form, (iii) any and all of the Company’s and Director, Chief Financial Officer/ Secretary (DCFOS) notes, work papers, investigations, studies, computer printouts, and any other work including electronic data files, regardless of nature containing any such data and information and (iv) all copies of any of the foregoing.

2.

The DCFOS and Company each understand that the Information is proprietary to the Company and agree to hold the Information given by the other strictly confidential.  The Company and Director, Chief Financial Officer/ Secretary (DCFOS) agree that the Information shall be used only by the Company and other officers/directors and only for the purpose of reviewing and evaluating the activities of the Company and shall not be used for any other purpose or be disclosed to any third party. Neither the Company nor its DCFOS shall have the right to make copies or hold copies or documents except for reports and notes which have been generated by them, which reports and notes shall be retained for their exclusive use and shall remain confidential.

3.

It is understood that this Confidentiality Agreement shall not apply to any information otherwise covered herein (i) which known to either the Company or the DCFOS prior to the date of the Confidentiality Agreement, (ii) which is disclosed to the DCFOS or the Company by a third party who has not directly or indirectly received such Information in violation of an agreement with party from whom it was received or (iii) which is generally known within the industry.

4.

The Company and the DCFOS each agree to be fully responsible and liable to the other for all damages caused by reason of disclosure of Information in violation of this Confidentiality Agreement by the receiving party or any of its assigns or successors.

5.

This Confidentiality Agreement shall be for Twp (2) years as of the date written and governed by and construed in accordance with the State Laws of Nevada and shall be enforceable solely by and be for the sole benefit of the DCFOS and Company, their successors, and assigns.

IN WITNESS WHEREOF, the Company and the Director/ Chief Financial Officer/ Secretary have executed this Agreement as of the day and year first written above.

Company:

      Individually and as Director/Chief Financial Officer/Secretary (DCFOS)

/s/Marcus Dailey                                                   /s/ Richard Kaiser

Marcus Dailey                                                      Richard Kaiser

Director/CEO                                                       Director/ Chief Financial Officer/ Secretary